Report Generated: 3/7/2024 8:41:09 AM

Financial Data Updated: 2/29/2024 3:22:00 PM

Unaudited

PL Store - YTD

Period: 12 of 2023 ending on 12/31/2023

JAI Augusta LLC

	Year to Date
	Actuals
NET PROFIT AND (LOSS)	
REVENUE - SALES	19,836,793
FOOD AND PAPER COST	6,730,265
SALARIES AND WAGES	4,578,902
GROSS PROFIT FROM OPS	8,527,626
TAXES, & BENEFITS	720,091
PRIME PROFIT	7,807,535
UTILITIES EXP	585,312
SUPPLIES	246,350
REPAIR & MAINT	588,454
OTHER CONTROLLABLES	417,073
PACE	5,970,346
ADVERTISING & PROMO	1,137,142
TAXES & LICENSES	139,367
OTHER NON CONTROLLABLES	1,092,879
OCCUPANCY	1,412,295
DEPR & AMORT	1,221,217
NET INCOME STORE LEVEL	967,446
ADMIN EXPENSES	171,373
OTHER (INCOME) LOSS	954,710
OTHER NON-RECURRING EXPENSES	130,796
NET PROFIT (LOSS)	(289,433)

Report Generated: 3/7/2024 8:30:34 AM

Financial Data Updated: 2/29/2024 3:25:00 PM

Unaudited

BS Consolidated - YTD

Period: 12 of 2023 ending on 12/31/2023

JAI Augusta LLC

	Year to Date
	Actuals
ASSETS	
CURRENT ASSETS	
TOTAL CASH AND CASH EQUIVALENTS	1,166,705
TOTAL ACCOUNTS RECEIVABLE, NET	46,165
TOTAL INVENTORY	165,063
TOTAL PREPAID EXPENSES	695
INTERCOMPANY RECEIVABLE	(267,681)
DUE TO/FROM AFFILIATES	0
OTHER CURRENT ASSETS	0
TOTAL CURRENT ASSET	1,110,946
TOTAL FIXED ASSETS, NET	5,659,887
TOTAL INTANGIBLE ASSETS, NET	26,017,956
TOTAL DEPOSITS AND PREPAYMENTS	17,786
TOTAL ASSETS	32,806,576
LIABILITIES AND EQUITY	
LIABILITIES	
CURRENT LIABILITIES	
TOTAL ACCOUNTS PAYABLE	215,714
TOTAL ACCRUED LIABILITIES	791,733
TOTAL CURRENT LIABILITIES	1,599,220
LONG TERM LIABILITIES	
LOANS	
TOTAL LONG TERM LIABILITIES	7,060,148
TOTAL OTHER LIABILITIES	18,064,773
TOTAL LIABILITIES	26,724,142
STOCKHOLDERS EQUITY	6,082,434
TOTAL LIABILITIES AND EQUITY	32,806,576